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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
THE NEW YORK TIMES COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Talking Points

The following information, which comments on the merits of a matter to be acted on at the 2004 Annual Meeting of Stockholders of The New York Times Company, is being distributed to certain officers and employees of the Company for their use in making telephone calls to certain stockholders regarding such matter. The plan referenced in such information is the 2004 Non-Employee Directors' Stock Incentive Plan.

OVERALL TALKING POINTS ON REPORTS OF PROXY ADVISORY FIRMS ON PLAN

We disagree with the methodology on which the reports of certain proxy advisory firms are based.

The dilution for this plan is only 0.3%.

We feel that voting in favor of the plan proposal, as set forth in our proxy statement, is in the best interest of our Company and all of our stockholders.

Our primary goal with respect to the stock incentive plan outlined in our proposal is to provide incentives to our non-employee directors by increasing their common stock ownership and further aligning their interests with those of our other stockholders.

SPECIFICS ON THE NEW INCENTIVE PLAN

•
The new plan replaces our existing plan, which has been in place since 1991. Any remaining reserve under the existing plan will be cancelled upon the effectiveness of the new plan.

•
The new plan authorizes the Board of Directors to grant stock options and award restricted stock to directors who are not employees of the Company or any subsidiary. We currently have eleven non-employee directors. (We will have 12 non-employee directors upon Doreen Toben's election.)

•
The Company has reserved a total of 500,000 shares (or 0.3% of our outstanding shares) of Class A common stock for issuance under the new plan. We believe that this number is appropriate given the size of our Board of Directors. At the current grant rate of 4,000 options per director per year, this should last us approximately 10 years.

•
The Board of Directors may not, without approval of our stockholders:

  •
  increase the maximum number of shares of Class A common stock as to which options or restricted stock may be granted;

  •
  decrease the option exercise price;

  •
  extend the period during which options or restricted stock may be granted or exercised or change the persons eligible to participate in the new plan; or

  •
  amend or waive the provisions of the new plan that prohibit the re-pricing of "underwater" options.

Stock Options

•
The stock option feature of the new plan contains substantially the same terms as the existing plan.

•
Each year as of the date of our annual meeting of stockholders, each non-employee director will receive options for 4,000 shares of Class A stock, or such other amount as may be determined by the Board of Directors from time to time by resolution.

•
The option exercise price will be the average of the highest and lowest market price of a share of Class A common stock on the date the option is granted.

•
Options vest on the date of the next succeeding annual meeting of stockholders and have a term of ten years from the date of grant.

•
Vested options may be exercised from time to time over the term of the option.

•
An option holder who ceases to be a director for reasons other than retirement or death may exercise his or her vested options at any time within one year after the date he or she ceases to be a director, but not beyond the expiration date of the option. If such an option holder dies, his or her executors, administrators, heirs, legatees or distributees may exercise such option at any time within one year after the date of death, but not beyond the expiration date of the option.

•
An option holder who ceases to be a director because of retirement or death (or, in the case of death, the option holder's executors, administrators, heirs, legatees or distributees) may exercise his or her options at any time until the expiration of the options.

Restricted Stock

•
Restricted stock is a new feature of the proposed plan.

•
Each year as of the date of our annual meeting of stockholders, each non-employee director may receive a grant of shares of restricted stock as may be determined by the Board of Directors from time to time by resolution.

•
If any grants are made, each grant of restricted stock will be in the same amount and on the same terms for each non-employee director.

•
Shares of restricted stock may not be sold, assigned or transferred during the restricted period, which begins on the date of the award and continues for a period of time as specified by the Board of Directors in the award.

•
For restrictions based on performance-based criteria, the restricted period will be at least one year.

•
For restrictions based solely on the passage of time, the restricted period will be at least three years.

•
Once the restricted period lapses, the stock will no longer be subject to the restrictions imposed by the award.

•
If a non-employee director ceases to be member of the Board of Directors by reason of death or retirement, the restricted period covering all shares of restricted stock issued to such individual will immediately lapse.

•
If a non-employee director ceases to be a member of the Board of Directors other than due to death or retirement, all shares of restricted stock owned by such individual for which the restricted period has not lapsed will revert back to the Company.

•
No restricted stock will be awarded under the new plan in 2004. We have never issued restricted stock to directors in the past. We have no current plans to grant restricted stock to directors, but we want to have the flexibility to grant restricted stock in place of, or supplemental to, stock options, should stock options fall into disfavor. This will allow us to continue to have a significant equity component in our directors' compensation.

Our Plan does NOT have the Following Objectionable Features

1.
Our options must be priced at fair market value on the grant date, i.e., no discounted pricing of options.

2.
Our plan is not an evergreen plan, i.e., it does not authorize the award of a set amount (or percentage) of outstanding shares each year without an expiration date.

3.
We do not engage in "smurfing", i.e., asking for fewer shares than we will need for the remaining life of the option plan, so that the dilution looks low to institutional holders. With smurfing, we would repeatedly and often seek to add more shares to our plan. We believe that the 500,000 reserve under this plan will last approximately 10 years, at our current grant rate.

4.
Section 5(e) of the plan prohibits "repricing" or replacing options to lower the exercise price of "under water" options. In the past, the Company has never repriced options.

5.
We have acceptable parameters for the vesting of any restricted stock (see 1 and 3 years above).

6.
There is no early vesting of options or restricted stock except upon death or retirement.

Dilution:    Can be calculated in many different ways. Relevant data are on cover and p. F-47 of our 2003 10-K:

      Outstanding Shares (as of 2/17/04): 149,415,182

12/28/03
Stock Options
Outstanding	30,803,000
Available	8,273,000
Retirement Units/Restricted Stock
Outstanding	118,000
Available	1,680,000

Total:	40,874,000
40,874,000	=	40,874,000	=	21.48%
40,874,000 + 149,415,182		190,289,182

Stock Repurchases:    While our active share repurchase program increases dilution, it also provides significant returns for our shareholders. See below for the amounts we have repurchased. We believe we should receive credit in the dilution analysis for this value provided to shareholders (instead of being penalized since stock repurchases reduce the denominator in the dilution analysis).

Last 3 years' total:	$960,302,503 (22,550,775 shares)
Last 5 years' total:	$1,951,515,987 (49,012,747 shares)

Average number of our Class A common shares outstanding for each of the past 5 years on a diluted basis:

2003	152,840,000
2002	154,805,000
2001	160,081,000
2000	171,597,000
1999	179,244,000

Five years of Employee Stock Option and Restricted Stock Grants:

Year	Stock Options	Restricted Stock
2003	3,354,368*	35,000**
2002	5,386,260	140,000
2001	5,361,578	50,000
2000	5,861,988	28,000
1999	5,266,544	0

*
Represents a 40% reduction from prior years, in an attempt to reduce dilution.

**
20,000 shares of restricted stock were also granted in February 2004.

Stock Performance in the past (p. 24, 2004 proxy statement):

Company Three-year growth: +7.3% (during which time the S&P 500 was down 4.1%)

An important factor in our success has been our use of director stock options, both to recruit and retain outstanding individuals and to align our Board's interest with that of our shareholders. We believe that we should receive credit in the dilution/stock plan analysis for the stock performance we have delivered over the past three years, during difficult economic times.

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